EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3) of United Stationers Inc. and in the related Prospectus of our report dated January 23, 1995 (except with respect to the matters discussed in Note 1 as to which the date is February 13, 1995) on the consolidated financial statements and schedule of Associated Holdings, Inc. as of December 31, 1994 and for the years ended December 31, 1994 and 1993 and to the reference to our firm under the caption "Experts" included in this registration statement.


                                           /s/ Arthur Andersen LLP

Chicago, Illinois
April 10, 1996